Exhibit 11.2

We consent to the incorporation in the Proxy Statement/Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Kinderhook Bank Corp. of our report dated March 7, 2017, relating to the consolidated financial statements of Patiot Federal Bank, and to the reference to us under the heading "Experts" in the Offering Circular, which is part of Form 1-A, SEC File No. 024-10705, as it may be amended.

Very truly yours,

WEST & COMPANY CPAs PC

Gloversville, New York

July 12, 2017

97 North Main St., PO Box 1219, Gloversville, NY 12078-0354 ▪ 60 Railroad Place, Suite 302, Saratoga Springs, NY 12866 www.westcpapc.com